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                                                                 EXHIBIT 10.20

                              EMPLOYMENT AGREEMENT



April 12, 2000

Joseph W. Sortais
12 Cedar Tree Lane
Irvine, CA  92612


Dear Joe:

                  This employment agreement amendment updates sections of the original employment agreement effective March 8, 1999. All other sections of the original employment agreement continue in effect and are reaffirmed.


B.                COMPENSATION

SALARY: Your salary will be $150,000 per annum effective April 15, 2000, subject to annual cost of living increases based on the Consumer Price Index for All Items, All Urban Consumers for the Los Angeles-Anaheim-Riverside, CA area or such greater increase as may be approved by the Company's Board of Directors in its discretion. Your salary shall be paid semi-monthly, subject to standard payroll deductions and withholdings.

BONUS: You shall be entitled to an annual bonus based on the achievement of certain benchmarks as set forth on Exhibit "A" attached hereto. You will be eligible to earn a bonus of 40% of base salary, as adjusted for performance in accordance with the benchmarks set forth in Exhibit "A." No bonus is payable unless you are employed by the Company on December 31 of the applicable year. All bonuses will be subject to the legal deductions and withholdings, etc. as customary.

STOCK OPTION GRANT: The Company INTENDS to grant you additional stock options to purchase common stock of the Company. These grants will be determined by mutual agreement with the intent of completing this process prior to May 31, 2000.


D.                TERMINATION

                  If the Company terminates your employment without cause you will receive as your sole severance, your base salary for six (6) months payable semi-monthly, subject to standard payroll deductions and withholdings. These payments shall cease immediately if you violate any provision of this agreement, including the provisions of Section F. If the Company exercises this right to terminate your employment without cause, no compensation will be owed to you other than the severance payment referred to in the previous sentences.

Sincerely,



Obagi Medical Products, Inc.




By: /s/ Philip Rose
   -----------------------------------------
   Philip Rose, President




Accepted By: /s/ Joseph W. Sortais
            --------------------------------
            Joseph W. Sortais